As filed with the Securities and Exchange Commission on October 22, 2020

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HYCROFT MINING HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	82-2657796
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
8181 E. Tufts Ave., Suite 510 Denver, Colorado 80237 (303) 253-3267
(Address, including zip code and telephone number of registrant’s principal executive office)

HYMC 2020 Performance and Incentive Pay Plan

(Full title of the plan)

Diane R. Garrett, Ph.D.

President and Chief Executive Officer

Hycroft Mining Holding Corporation

8181 E. Tufts Ave., Suite 510

Denver, Colorado 80237

(303) 253-3267

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Neal, Gerber & Eisenberg LLP

2 N. LaSalle Street, Suite 1700

Chicago, IL 60602

Attention: David S. Stone, Esq.

Tel: (312) 269-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share	2,508,002(2)	$7.64	$19,161,135.30	$2,090.48

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) of Hycroft Mining Holding Corporation (the “Company”) which become issuable by reason of any future stock dividend, stock split, recapitalization, or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of outstanding shares of Class A Common Stock.

(2)	Represents 2,508,002 shares of Class A Common Stock authorized for issuance under the HYMC 2020 Performance and Incentive Pay Plan.

(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act. The offering price per share and aggregate offering price are based on a price of $7.64 per share, which price is an average of the high and low prices of the Registrant’s Class A Common Stock as reported on the Nasdaq Capital Market on October 20, 2020.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Hycroft Mining Holding Corporation, a Delaware corporation (the “Registrant”), relating to 2,508,002 shares of the Registrant’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), to be offered from time to time pursuant to the HYMC 2020 Performance and Incentive Pay Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I have been or will be sent or given to those persons who participate in the plan listed above. Such documents are not required to be filed with the Commission as a part of this Registration Statement or as an exhibit.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant, a Delaware corporation, are incorporated in this Registration Statement by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 12, 2020;

(b)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the Commission on May 8, 2020;

(c)	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, filed with the Commission on August 10, 2020;

(d)	Current Reports on Form 8-K filed with the Commission on January 3, January 14, February 11, February 14, February 27, May 29, July 2, July 13 (as amended on July 16, 2020), August 31, 2020, September 8, 2020, October 2, 2020, October 6, 2020 and October 20, 2020;

(e)	Current Report on Form 8-K12B filed with the Commission on June 4, 2020, as amended by a Current Report on Form 8-K12B/A filed with the Commission on June 9, 2020;

(f)

The description of Registrant’s Common Stock contained in the Current Report on Form 8-K12B filed with the Commission on June 4, 2020 as amended by a Current Report on Form 8-K12B/A filed with the Commission on June 9, 2020.

The Registrant also incorporates by reference the information contained in all other documents the Registrant files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this Registration Statement and prior to the termination of this offering. The information contained in any such document will be considered part of this Registration Statement from the date the document is filed with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The opinion of counsel with respect to the validity of the Common Stock registered by this Registration Statement is given by Neal, Gerber & Eisenberg LLP, as counsel to the Registrant. Such counsel has no interest in shares of Common Stock and has not and will not be the recipient of any equity awards under the Plan.

Item 6. Indemnification of Directors and Officers.

Section 145 of the DGCL, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The Company’s Second Amended and Restated Charter provides that its officers and directors will be indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Second Amended and Restated Charter provides that the Company’s directors will not be personally liable for monetary damages to the Company or its stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

The Company has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in the charter. The Company’s Amended and Restated Bylaws also permit the Company to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. The Company has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Company against its obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against the Company’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

3.1	Second Amended and Restated Certificate of Incorporation of Mudrick Capital Acquisition Corporation (Incorporated by reference to Exhibit 3.1 to the Registrants Form 8-K, filed with the SEC on June 4, 2020).
3.2	Amended and Restated Bylaws of Mudrick Capital Acquisition Corporation (Incorporated by reference to Exhibit 3.2 to the Registrant's Form 8-K, filed with the SEC on June 4, 2020).
4.1	HYMC 2020 Performance and Incentive Pay Plan (Incorporated herein by reference to Exhibit 10.7 to the Registrant's form 8-K12B filed with the Commission on on June 4, 2020.)
5.1*	Opinion of Neal, Gerber & Eisenberg LLP
23.1*	Consent of Plante & Moran PLLC, related to Hycroft Mining Corporation’s financial statements.
23.2*	Consent of WithumSmith+Brown, PC relating to Mudrick Capital Acquisition Corporation’s financial statements.
23.3*	Consent of Neal, Gerber & Eisenberg LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature pages of the Registration Statement).

*  Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 22nd day of October, 2020.

HYCROFT MINING HOLDING CORPORATION

By:	/s/ Diane Garrett
Diane R. Garrett
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that of the undersigned constitutes and appoints Diane R. Garrett and David S. Stone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Diane Garrett	Director and President and Chief Executive Officer	October 22, 2020
Diane R. Garrett	(principal executive officer)

/s/ Stanton Rideout	Chief Financial Officer	October 22, 2020
Stanton Rideout	(principal financial and accounting officer)

/s/ David Kirsch	Chairman and Director	October 22, 2020
David Kirsch

/s/ Eugene Davis	Director	October 22, 2020
Eugene Davis

/s/ John Ellis	Director	October 22, 2020
John Ellis

/s/ Michael Harrison	Director	October 22, 2020
Michael Harrison

/s/ Thomas Weng	Director	October 22, 2020
Thomas Weng

/s/ Marni Wieshofer	Director	October 22, 2020
Marni Wieshofer